Exhibit 10.1

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

R. Blair Reynolds

This AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (“Amendment No. 3”) is entered into as of the 3rd day of July, 2007 (the “Effective Date”), and amends that certain EMPLOYMENT AGREEMENT dated as of January 25, 2005, as previously amended December 15, 2005 and December 31, 2006 (as amended, the “Employment Agreement”) by and between AmericanWest Bancorporation, a Washington Corporation (“AWBC”), its wholly owned subsidiary AmericanWest Bank, a Washington state-chartered bank (the “Bank” and, together with AWBC, “Employer”) and R. Blair Reynolds (“Executive”).

SECTION 1. Section 3 of the Employment Agreement is hereby amended to change the term of employment to a term ending March 31, 2009, without automatic renewals, so that Section 3 reads, in its entirety, as follows:

“3. Term of Employment. The term of this Agreement (“Term”) expires on March 31, 2009, unless earlier terminated pursuant to the provisions hereof. At the end of the Term, this Agreement shall terminate and, to the extent Executive remains employed by Employer, (i) Executive shall be deemed an at-will employee of Employer, (ii) Executive shall cease to have any right to continued employment under this Agreement, and (iii) upon termination of his employment, Executive shall only be entitled to receive the salary and bonuses earned and reimbursable expenses incurred through the Date of Termination, together with such other benefits such as, by way of example but not limited to, Performance Stock awards and Stock Options granted to Executive, consistent with the terms of any such grant; provided, however, that pursuant to Section 14 of this Agreement, Sections 12, 13 and 14 of this Agreement will survive termination of this Agreement as set forth in Section 14.

SECTION 2. Section 10 of the Employment Agreement is hereby amended to add retirement as a circumstance under which Executive’s employment may be terminated, so that Section 10(g) is added as follows:

“(g) Retirement. Executive’s employment will terminate on March 31, 2009.”

SECTION 3. Section 11 of the Employment Agreement is hereby amended to set forth the effect of Executive’s retirement on March 31, 2009, as follows:

3.1 The heading and introductory clause in the first sentence of Section 11(a) are amended and replaced as follows:

“(a) Death; Disability; Resignation without Good Reason; Termination for Cause; Retirement. If Executive’s employment is terminated as a result of death, Disability, resignation without Good Reason, termination for Cause or retirement pursuant subparagraphs (a), (b), (c), (f) or (g), respectively, of Section 10, Executive shall receive as of the Date of Termination:

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3.2 The introductory clause in the first sentence of Section 11(b)(1) is amended and replaced as follows:

“(1) If, within two (2) years following the effective date of a Change of Control (as defined in Section 16), Executive terminates his employment for Good Reason pursuant to Section 10(d) or Employer terminates Executive without Cause pursuant to Section 10(e), Executive shall receive:”

SECTION 4. Section 11(d) of the Employment Agreement is hereby amended and replaced to clarify the COBRA provisions upon termination so that Section 11(d) reads, in its entirety, as follows:

“(d) Benefits. Executive shall be entitled to continue participation in the group insurance plans maintained by Employer, including life, disability and health insurance programs, as if he were still an employee of Employer through the end of the calendar month in which termination of his employment occurs, at which time all such benefits shall cease. For the three (3) calendar months immediately following the effective date of Executive’s resignation for Good Reason pursuant to Section 10(d) or Employer’s termination of Executive without Cause pursuant to Section 10(e), Employer shall reimburse Executive for the cost of Executive’s (and, where applicable, his dependents’) group health continuation coverage that Employer is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). In the event Executive becomes eligible for comparable group insurance coverage in connection with new employment during such three-month period, Employer’s obligation to provide reimbursement under this Section 11(d) shall terminate immediately upon Executive’s eligibility for such coverage. Executive acknowledges that, following such three-month reimbursement period, COBRA coverage will be at his own cost and expense and that failure by him to submit timely payment of premiums therefor will result in cancellation of COBRA coverage. Executive’s rights under other employee benefit plans in which he may have participated will be determined in accordance with the written plan documents governing those plans.”

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SECTION 5. No change is intended by this Amendment No. 3 to the present compensation of Executive. Except as amended and modified by this Amendment No. 3, the Employment Agreement shall remain in full force and effect as written.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 this 3rd day of July, 2007, effective as of the date first written above.

AMERICANWEST BANCORPORATION		EXECUTIVE

By:	/s/ Robert M. Daugherty	/s/ R. Blair Reynolds
	Robert M. Daugherty	R. Blair Reynolds
President and Chief Executive Officer

AMERICANWEST BANK

By:	/s/ Robert M. Daugherty
Robert M. Daugherty
President and Chief Executive Officer

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